Pricing Supplement No.2 Dated February 24, 2000
(To Prospectus Dated January 6, 2000 and
 Prospectus Supplement Dated January 31, 2000)
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-91953
                               U.S.$12,000,000,000
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue



     Ford Motor Credit Company has designated $500,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Credit Suisse First Boston Corporation, Lehman Brothers Inc., J. P. Morgan Securities Inc. and Salomon Smith Barney Inc. severally have agreed to purchase $500,000,000 aggregate principal amount of the Notes at a price of 99.957% of their principal amount for resale at an initial public offering price of 100% of their principal amount. After the initial public offering, the offering price may be changed.

Issue Date:                                 February 29, 2000

Maturity Date:                              May 20, 2002

Principal Amount:                           $500,000,000

Interest Rate Basis:                        LIBOR Telerate having an Index
                                            Maturity of three months plus 11
                                            basis points (0.11%)

Interest Reset Dates:                       On the Issue Date and thereafter
                                            quarterly on the 20th day of each
                                            February, May, August and November,
                                            until the Notes are paid in full

Interest Payment Dates:                     Quarterly on the 20th day of each
                                            February, May, August and November,
                                            beginning May 20, 2000, and
                                            at Maturity

CUSIP No.:                                  345402 4V 0

Interest Determination
Date:                                       Two London banking days prior to
                                            each Interest Reset Date


Reference Agent:                            The Chase Manhattan Bank


            CREDIT SUISSE FIRST BOSTON      LEHMAN BROTHERS

            J. P. MORGAN & CO.              SALOMON SMITH BARNEY